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                          AGREEMENT AND PLAN OF MERGER


                                     among:

                           STIEFEL LABORATORIES, INC.,
                             a Delaware corporation;


                          CLEAR ACQUISITION SUB, INC.,
                           a Delaware corporation; and


                             CONNETICS CORPORATION,
                             a Delaware corporation



                           ---------------------------

                          Dated as of October 22, 2006

                           ---------------------------



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                                TABLE OF CONTENTS
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SECTION 1.    DESCRIPTION OF TRANSACTION.......................................1

     1.1      Merger of Merger Sub into the Company............................1

     1.2      Effects of the Merger............................................1

     1.3      Closing; Effective Time..........................................1

     1.4      Certificate of Incorporation and Bylaws; Directors and Officers..2

     1.5      Conversion of Shares, Options, and Warrants......................2

     1.6      Payment Fund.....................................................4

     1.7      Payment Procedures...............................................4

     1.8      Termination of Payment Fund......................................4

     1.9      Closing of the Company's Transfer Books..........................5

     1.10     Lost Certificates................................................5

     1.11     Withholding Rights...............................................5

     1.12     Further Action...................................................5

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................6

     2.1      Subsidiaries; Due Organization...................................6

     2.2      Capitalization, Etc..............................................6

     2.3      SEC Filings; Financial Statements................................8

     2.4      Absence of Changes..............................................10

     2.5      Title to Assets.................................................11

     2.6      Real Property; Leasehold........................................12

     2.7      Intellectual Property...........................................12

     2.8      Contracts.......................................................13

     2.9      Compliance with Legal Requirements..............................16

     2.10     Certain Business Practices......................................16

     2.11     Governmental Authorizations.....................................16

     2.12     Tax Matters.....................................................16

     2.13     Employee and Labor Matters; Benefit Plans.......................18

     2.14     Transactions with Affiliates....................................19

     2.15     Legal Proceedings; Orders.......................................20

     2.16     Regulatory Matters..............................................20

     2.17     Insurance.......................................................21

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     2.18     Authority.......................................................21

     2.19     Non-Contravention; Consents.....................................22

     2.20     Information Supplied............................................23

     2.21     Fairness Opinion................................................23

     2.22     Financial Advisor...............................................23

     2.23     Delaware Section 203............................................23

     2.24     Company Rights Agreement........................................24

     2.25     Environmental Compliance........................................24

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........24

     3.1      Due Organization................................................24

     3.2      Compliance with Legal Requirements..............................25

     3.3      Legal Proceedings...............................................25

     3.4      Authority.......................................................25

     3.5      Non-Contravention; Consents.....................................25

     3.6      Information Supplied............................................26

     3.7      Ownership of Company Common Stock...............................26

     3.8      No Prior Merger Sub Operations..................................27

     3.9      Sufficient Funds................................................27

     3.10     Investigation...................................................27

SECTION 4.    CERTAIN COVENANTS OF THE PARTIES................................27

     4.1      Access and Investigation........................................27

     4.2      Operations Before Closing.......................................28

     4.3      No Solicitation.................................................32

SECTION 5.    ADDITIONAL COVENANTS OF THE PARTIES.............................34

     5.1      Company Proxy Statement.........................................34

     5.2      Company Stockholders' Meeting...................................35

     5.3      Stock Options and Company ESPP..................................36

     5.4      Employee Benefits...............................................38

     5.5      Indemnification of Officers and Directors.......................39

     5.6      Regulatory Approvals and Related Matters........................40

     5.7      Confidentiality; Disclosure.....................................42

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     5.8      Section 16 Matters..............................................42

     5.9      Convertible Notes...............................................42

SECTION 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB....42

     6.1      Accuracy of Company Representations.............................42

     6.2      Performance of Covenants........................................43

     6.3      Company Stockholder Approval....................................43

     6.4      Company Officers' Certificate...................................43

     6.5      HSR Waiting Period..............................................43

     6.6      No Restraints...................................................43

     6.7      No Company MAE..................................................43

SECTION 7.    CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY...............43

     7.1      Accuracy of Parent and Merger Sub Representations...............43

     7.2      Performance of Covenants........................................44

     7.3      Company Stockholder Approval....................................44

     7.4      Parent Officer's Certificate....................................44

     7.5      HSR Waiting Period..............................................44

     7.6      No Restraints...................................................44

SECTION 8.    TERMINATION.....................................................44

     8.1      Termination.....................................................44

     8.2      Effect of Termination...........................................46

     8.3      Expenses........................................................46

     8.4      Termination Fee.................................................46

SECTION 9.    MISCELLANEOUS PROVISIONS........................................47

     9.1      Amendment.......................................................48

     9.2      Extension; Waiver...............................................48

     9.3      No Survival of Representations and Warranties...................48

     9.4      Entire Agreement; Counterparts; Exchanges by Facsimile or
              Electronic Delivery.............................................48

     9.5      Applicable Law; Jurisdiction....................................49

     9.6      Attorneys' Fees.................................................49

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     9.7      Assignability; No Third Party Rights............................49

     9.8      Notices.........................................................49

     9.9      Severability....................................................50

     9.10     Construction....................................................50



                                    EXHIBITS

     Exhibit A  -  Certain Definitions

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                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of October 22, 2006, by and among: Stiefel Laboratories, Inc., a Delaware corporation ("Parent"); Clear Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); and Connetics Corporation, a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the DGCL (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

     B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger and have deemed the Merger to be advisable and fair to, and in the best interests of, their respective corporations and stockholders.

     C. Concurrently with the execution and delivery of this Agreement, certain stockholders of the Company have entered into voting agreements with Parent as a condition and inducement to Parent to enter into this Agreement and incur its obligations set forth herein.

                                    AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

     SECTION 1. DESCRIPTION OF TRANSACTION

     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

     1.3 Closing; Effective Time. The Company, Parent, and Merger Sub each agree to consummate the Merger (the "Closing") at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California, on the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than conditions that by their nature are only satisfied as of the Closing, but subject to the satisfaction or waiver of those conditions), or such other business day as the Company and Parent may mutually agree in writing. The date on which the Closing actually takes place is referred to as the "Closing Date." Subject to the provisions of this Agreement, the Company shall execute a certificate of merger that the parties agree satisfies the applicable requirements of the DGCL and concurrently with or as soon as practicable following the Closing such certificate shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company may agree and specify in such certificate of merger. The time as of which the Merger becomes effective is referred to as the "Effective Time".

     1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

          (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Legal Requirements; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is Connetics Corporation."

          (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with the certificate of incorporation of the Surviving Corporation and applicable Legal Requirements;

          (c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time and the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of the Company immediately prior to the Effective Time.

     1.5 Conversion of Shares, Options, and Warrants.

     (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the
Company:

               (i) any shares of Company Common Stock held by the Company in treasury or by any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (ii) any shares of Company Common Stock held by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Section 1.5(b), each share of Company Common Stock outstanding immediately prior to the Effective Time (including any shares of Company Common Stock issued upon exercise of Company Options before the Effective Time), but


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excluding any Dissenting Shares, shall be converted into the right to receive
$17.50 in cash, without interest (the "Per Share Merger Consideration");

               (iv) each outstanding and unexercised Company Option shall be treated as set forth in Section 5.3(a) of this Agreement and all rights outstanding under the Company ESPP shall be treated as set forth in Section 5.3(b) of this Agreement;

               (v) each share of the common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

The aggregate amount of cash consideration that each holder of shares of Company Common Stock is entitled to receive for shares of Company Common Stock held by such holder pursuant to Section 1.5(a)(iii) shall be rounded down to the nearest cent and computed after aggregating the cash amounts payable for all shares of Company Common Stock held by such holder.

     (b) If, during the period from the date of this Agreement to the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if the Company declares a stock dividend during such period, or a record date with respect to any such event occurs during such period, then the Per Share Merger Consideration shall be adjusted to the extent appropriate.

     (c) Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into the right to receive the Per Share Merger Consideration provided for in Section 1.5(a)(iii), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the applicable provisions of the DGCL. Each holder of Dissenting Shares who, pursuant to the applicable provisions of the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Section 262 of the DGCL (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the Per Share Merger Consideration as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the satisfaction of the applicable conditions set forth in Section 1.7, the total amount of cash consideration to which such holder would be entitled in respect thereof under Section 1.5(a) as if such shares never had been Dissenting Shares (and all such cash shall be deemed for all purposes of this Agreement to have become deliverable to such holder pursuant to Section 1.5(a)). The Company shall give Parent (i) reasonably prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the applicable provisions of the DGCL and received by the Company, and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the applicable provisions of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required under the applicable provisions of the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to


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settle, any claim or demand in respect of any Dissenting Shares. Notwithstanding anything to the contrary contained in this section, if the Merger is rescinded or abandoned, then, to the extent permitted by applicable Legal Requirements, the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares pursuant to Section 262 of the DGCL shall cease.

     1.6 Payment Fund. On or prior to the Closing Date, Parent shall select a reputable national bank or trust company reasonably acceptable to the Company (the "Paying Agent") to act as paying agent under this Agreement for the purpose of distributing the aggregate cash consideration distributable pursuant to
Section 1.5(a)(iii) (the "Cash Consideration") upon surrender of the Certificates in accordance with Section 1.7. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, the Cash Consideration (the "Payment Fund"). The Paying Agent will invest the Payment Fund as directed by Parent.

     1.7 Payment Procedures.

     (a) As soon as practicable after the Effective Time (but in no event later than five days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"): (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and have such other provisions as Parent and the Company shall reasonably agree before the Effective Time; and (ii) instructions for effecting the surrender of such Certificates in exchange for such holder's applicable portion of the Cash Consideration. Upon surrender of a Certificate to the Paying Agent (or receipt of an "agent's message" by the Paying Agent (or any other evidence of transfer that the Paying Agent may reasonably request) in the case of the transfer of Company Common Stock held in book-entry form) together with such letter of transmittal, duly executed and completed in accordance with the instructions to the transmittal letter, the holder of such Certificate shall be entitled to receive in exchange for the Certificate the applicable portion of the Cash Consideration (after giving effect to any required Tax withholding).

     (b) No interest will be paid or will accrue on the Cash Consideration. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the applicable portion of the Cash Consideration shall be payable to such transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     1.8 Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of shares of Company Common Stock on the first anniversary of the Effective Time shall be delivered to Parent, and any holders of shares of Company Common Stock who have not complied with the provisions of this Section 1 as of that time shall thereafter look only to Parent for the applicable portion of the Cash Consideration with respect to the shares of Company Common Stock formerly represented thereby, and Parent shall,


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upon the request of any such former stockholder, promptly pay to such Persons the applicable portion of the Cash Consideration to which he, she or it is entitled. Any such portion of the Payment Fund remaining unclaimed by holders of shares of Company Common Stock on the date that is five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body pursuant to applicable Legal Requirements) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any claims or interest of any person previously entitled to that portion of the Payment Fund.

     1.9 Closing of the Company's Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately before the Effective Time shall automatically be canceled and retired and shall cease to exist (in exchange for the right to receive the Per Share Merger Consideration or the right to receive consideration pursuant to Section 1.5(c)), and all holders of certificates representing shares of Company Common Stock that were outstanding immediately before the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately before the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such transfer books after the Effective Time.

     1.10 Lost Certificates. If any Certificate shall have been lost, stolen, mutilated, or destroyed, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable portion of the Cash Consideration with respect to the shares of Company Common Stock formerly represented thereby only after the person claiming such Certificate to be lost, stolen, mutilated, or destroyed makes an affidavit to such effect and, if reasonably required, posts a bond in a reasonable amount and for a reasonable period of time as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate.

     1.11 Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the Cash Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any applicable Legal Requirement. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

     1.12 Further Action. If, at any time after the Effective Time, Parent or the Surviving Corporation determine that any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.


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     SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub as follows, subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears;
(b) any exceptions or disclosures cross-referenced to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure qualifies such other representation or warranty:

     2.1 Subsidiaries; Due Organization.

     (a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. The Company owns (either directly or indirectly) beneficially and of record all the issued and outstanding equity interests of each of its Subsidiaries and all such equity interests are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests are free and clear of any security interest, lien, claims, pledges, options, rights of first refusal and other encumbrances of any nature (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests). Neither the Company nor any of the Entities identified in
Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. The Company has not agreed and is not obligated to make, nor or is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

     (b) The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (in jurisdictions that recognize the concept) under the laws of its jurisdiction of organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Neither the Company nor any of its Subsidiaries is in violation of its organizational or governing documents.

     (c) The Company and each of its Subsidiaries (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing, under the laws of such jurisdictions where the character or the assets and properties owned, leased or operated by it or nature of its business requires such qualification, except as would not reasonably be expected to have a Company Material Adverse Effect.

     2.2 Capitalization, Etc.

     (a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 34,563,878 shares were issued and


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outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of
Company Preferred Stock, of which 90,000 are designated as Series B Participating Preferred Stock, and of which no shares are issued or outstanding. As of the date of this Agreement, 7,495,964 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options, and (ii) the Company holds 3,370,279 shares of Company Common Stock in its treasury. Part 2.2(a) of the Company Disclosure Schedule sets forth a complete and correct list of Company Options that are outstanding as of the date of this Agreement and the applicable exercise price of such option.

     (b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. There is no Company Contract currently in effect relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is it bound by any Contract to acquire, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except for the Company's right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee's employment, or to make an investment (in the form or a loan, capital contribution or otherwise) in, any Person or to register any securities of the Company under the Securities Act.

     (c) Except for (i) the outstanding Company Common Stock and Company Options described in the first two sentences of Section 2.2 above, (ii) the Notes, (iii) the Company Rights Agreement, (iv) shares of Company Common Stock issued pursuant to the exercise of Company Options, (A) outstanding as of the date of this Agreement or (B) granted in compliance with the provisions of Section 4.2,
(v) Company Options granted in compliance with the provisions of Section 4.2,
(vi) shares of Company Common Stock issued pursuant to the Company ESPP in compliance with the provisions of Section 5.3, (vii) shares of Company Common Stock issued upon valid conversion of any of the Notes, and (viii) as set forth in Part 2.2(c) of the Company Disclosure Schedule, there is no: (x) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) pursuant to a Contract to which the Company or any of its Subsidiaries is a party, or any so authorized, to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (y) outstanding or authorized to be issued capital stock or security, instrument or obligation or other rights that is or may become convertible into or exchangeable or exercisable for any shares of the capital stock or such securities or other rights (which term, for purposes of this Agreement, shall be deemed to include "phantom" stock or other commitments that provide any right to receive value or benefits similar to such capital stock, security or other rights) of any of the Company or any of its Subsidiaries; or (z) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries.


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


     (d) Each share of Company Common Stock outstanding immediately prior to the Effective Time that is restricted and not fully vested under any applicable restricted stock agreement or other Contract with the Company will become fully vested and unrestricted as of the Effective Time.

     (e) As of October 20, 2006, the Company had cash, cash equivalents, and short term investments of $228,389,000, restricted cash of $3,954,000, and principal amount of indebtedness for borrowed money outstanding of $290,000,000, in each case rounded to the nearest thousand.

     2.3 SEC Filings; Financial Statements.

     (a) As of the time it was filed with the SEC: (i) each proxy statement, report, schedule, form and other document required to be filed by the Company with the SEC since December 31, 2002, including all amendments thereto (collectively, the "Company SEC Documents"), complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and then applicable accounting standards; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except (i) to the extent corrected: (A) in the case of Company SEC Documents filed on or before the date of this Agreement that were amended or superseded on or before the date of this Agreement, by the filing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed after the date of this Agreement that are amended or superseded before the Effective Time, by the filing of the applicable amending or superseding Company SEC Document, and (ii) financial information and discussions related to financial information and internal controls contained in Company SEC Documents filed prior to January 1, 2005 with respect to periods ended prior to January 1, 2004. All statements, reports, schedules, forms and other documents required to have been filed by the Company with or to the SEC since December 31, 2002 have been so filed and included the internal control report and attestation of the Company's outside auditors to the extent required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder ("SOX"). Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or under Sections 302 and 906 of SOX with respect to the Company SEC Documents required to be filed before the date of this Agreement. As used in this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX.

     (b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments), and
(iii) fairly presented in all
material respects in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby.

     (c) The Company has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses, or series of multiple significant deficiencies that are reasonably likely to collectively represent a material weakness, in the design and operation of such internal controls. As used in this Agreement, "material weakness" and "significant deficiencies" shall have the meanings given to such term by the Public Company Accounting Oversight Board.

     (d) The Company has in place the "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company's disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation, to the Company's outside auditors, the audit committee of the Company Board and Parent (A) all material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) known to the Company, in each case which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and (B) any fraud known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. Since December 31, 2002, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Document has been so disclosed. Since December 31, 2002, to the Company's knowledge, (x) none of the Company or any of its Subsidiaries, or any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2002, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact and except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2002, by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to the board of directors of any of the Company's Subsidiaries or, to the knowledge of the Company, to any director or officer of the Company.

     (e) The Company does not have any material accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (i) liabilities identified as such, or specifically reserved against, in the consolidated balance sheet of the Company as of December 31, 2005 contained in the Company's Annual Report on Form 10-K/A as filed with the SEC on July 25, 2006 (the "Company Audited Balance Sheet"); (ii) liabilities that have been incurred by the Company since the date of the Company Audited Balance Sheet in the ordinary course of business consistent with past practice; (iii) liabilities for performance of obligations of the Company pursuant to the terms of Company Contracts; (iv) liabilities incurred by the Company in connection with the Contemplated Transactions; and (v) liabilities described in Part 2.3(e) of the Company Disclosure Schedule.

     (f) The Company has made available to Parent true and accurate information with respect to the Company's gross sales for the quarter ended September 30, 2006, and inventory reported by the Company's four distributors who provide the Company with on-hand inventory reporting as of October 13, 2006.

     2.4 Absence of Changes. Between the date of the Company Audited Balance Sheet and the date of this Agreement:

          (a) there has not been any Company Material Adverse Effect or any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

          (b) the Company has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, other than distributions of Company Common Stock issued upon the exercise of Company Options and pursuant to the Company ESPP; (ii) acquired, redeemed or otherwise reacquired any shares of its capital stock or other securities, other than pursuant to the Company's right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee's employment; or (iii) effected any recapitalization, reclassification of shares, stock splits, reverse stock splits, division or subdivision of shares, consolidation of shares or similar transaction;

          (c) there has been no amendment to the certificate of incorporation or bylaws of the Company or the constituent documents of any of its Subsidiaries;

          (d) neither the Company nor any of its Subsidiaries has: (i) lent money to any Person (other than advances to employees in the ordinary course of business); or (ii) incurred, guaranteed, or prepaid any material indebtedness for borrowed money;

          (e) the Company has not materially changed any of its methods of accounting or accounting practices, except as required by concurrent changes in GAAP or SEC rules and regulations;

          (f) the Company has not made any material Tax election;

          (g) neither the Company nor any of its Subsidiaries has commenced or settled any material Legal Proceeding;

          (h) neither the Company nor any of its Subsidiaries has waived, released, assigned, settled or compromised any Legal Proceeding, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $50,000 individually or $250,000 in the aggregate, in any case without the imposition of equitable relief (other than equitable relief incidental to the payment of monetary damages) or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries;

          (i) neither the Company nor any of its Subsidiaries has, other than in accordance with GAAP or as required by concurrent changes in GAAP or SEC rules and regulations, written up, written down, or written off the book value of any of its assets; and

          (j) neither the Company nor, if applicable, any of its Subsidiaries, has agreed or committed to take any of the actions referred to in clauses "(b)" through "(i)" above.

     2.5 Title to Assets. The assets, properties and rights of the Company and its Subsidiaries constitute all of the assets, properties and rights which are necessary, in all material respects, for the operation of the business of the Company as currently conducted. The Company and each of its Subsidiaries owns, and has good and valid title to, all material assets purported to be owned by them, including all material assets reflected on the Company Audited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Company Audited Balance Sheet in the ordinary course of business). All of said assets are owned by the Company or one of its Subsidiaries free and clear of any Encumbrances, except for liens described in Part 2.5 of the Company Disclosure Schedule. The Company or one of its Subsidiaries is the lessee of, and holds valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Company Audited Balance Sheet (it being understood that the representations and warranties contained in this Section 2.5 do not apply to ownership of, or Encumbrances with respect to, Intellectual Property, which matters are addressed solely in the representations and warranties set forth in Section 2.7).

     2.6 Real Property; Leasehold.

     (a) Part 2.6(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each parcel of real property owned by the Company or one of its Subsidiaries (the "Owned Real Property"). With respect to Owned Real Property, (i) the Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title, free and clear of all Encumbrances, (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any other Person the right to use or occupy such Owned Real Property or any portion thereof, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof or interest therein.

     (b) Part 2.6(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease: (i) pursuant to which any real property is being leased to the Company or any of its Subsidiaries; and (ii) having aggregate lease payments in excess of $250,000 over the 12-month period commencing on the date of this Agreement. (All real property leased to the Company or any of its Subsidiaries is referred to as the "Leased Real Property").

     (c) Part 2.6(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company
Contracts: (i) granting to any Person (other than the Company or any of its Subsidiaries) a right of use or occupancy of any of the Leased Real Property; and (ii) having aggregate payments in excess of $250,000 over the 12-month period commencing on the date of this Agreement.

     2.7 Intellectual Property.

     (a) The Company or one of its Subsidiaries owns all right, title and interest in and to each item of material Company Owned IP free and clear of any Encumbrances. The Company and its Subsidiaries have valid rights to use all Intellectual Property Rights used in their respective businesses, subject to the rights of third parties under any patents or patent applications not known to the Company as of the date of this Agreement. Without limiting the generality of the foregoing:

               (i) the Company and its Subsidiaries have secured from each current or former Company Employee or natural person who is or was an independent contractor or consultant of the Company, in each case who is or was involved in the creation or development of any material Company Owned IP, an agreement containing: (A) an assignment of all Intellectual Property Rights to the Company and (B) confidentiality provisions protecting the confidential information of the Company and Subsidiaries;

               (ii) the Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information held by it or any of its Subsidiaries, or purported to be held by any of the Company or any of its Subsidiaries, as a trade secret;

               (iii) the Company or one of its Subsidiaries is entitled to use the Company Owned IP in the operation of its business as currently conducted; and

               (iv) the Company or one of its Subsidiaries owns or otherwise has all material Intellectual Property Rights needed to design, develop, manufacture, reproduce, market, license, sell, offer for sale, import, distribute and/or use the Company Products, subject to the rights of third parties under any patents or patent applications not known to the Company as of the date of this Agreement.

     (b) Part 2.7(b) of the Company Disclosure Schedule sets forth a list of all Company Registered IP. All Company Registered IP is subsisting. Without limiting the generality of the foregoing, all filings, payments and other actions required to be made or taken by the Company or any of its Subsidiaries before the date of this Agreement to maintain each item of material Company Registered IP have been made and taken. As of the date of this Agreement, none of the patents or patent applications listed in Part 2.7(b) of the Company Disclosure
Schedule is involved in any interference, reexamination, reissue, opposition, validity or enforceability challenge or similar proceeding or has been judged invalid.

     (c) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any material Company Owned IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the material Company Owned IP.

     (d) To the knowledge of the Company, as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating, any material Company Owned IP.

     (e) To the knowledge of the Company, neither the design, development, manufacturing, marketing, sale, offer for sale, importation, exportation, distribution and/or use of any Company Products as such activities are currently conducted by the Company and its Subsidiaries, nor other operation of the respective businesses of the Company and its Subsidiaries, infringes, misappropriates or otherwise violates any Intellectual Property Right of any other Person.

     2.8 Contracts.

     (a) Part 2.8 of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Significant Contract as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a "Company Significant Contract" (whether or not set forth in the Company Disclosure Schedule):

               (i) any Contract constituting a Company Employee Agreement: (A) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination or similar payment in excess of $100,000 to any Company Employee (except as may be required by applicable Legal Requirements); or (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any payments in excess of $100,000 to any individual

          Company Employee (other than any sales representative) in any twelve month period, calculated on the basis of the Company's target bonus information made available to Parent;

               (ii) any Contract pursuant to which the Company or any of its Subsidiaries licenses from any Person (other than the Company and its Subsidiaries) any Intellectual Property (other than software license agreements for any third-party non-customized software that is generally available to the public at a cost of less than $100,000 per year or non-disclosure agreements entered into by the Company or its Subsidiaries in the ordinary course of business);

               (iii) any Contract pursuant to which the Company or any of its Subsidiaries licenses to any Person (other than the Company and its Subsidiaries) any Company Owned IP, which either (A) involves aggregate royalty payments in the past fiscal year, or expected aggregate royalty payments in the current fiscal year, in excess of $250,000, or (B) grants identified rights to such Person with respect to such Company Owned IP;

               (iv) any Contract with any wholesale distributor or other reseller or sales representative, (A) involving aggregate payments in the past fiscal year, or expected aggregate payments in the current fiscal year, in excess of $250,000, or (B) that provides exclusive rights to such third party;

               (v) any Contract that provides for: (A) reimbursement by the Company or any of its Subsidiaries of any Company Employee for, or advancement to any Company Employee of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification by the Company or any of its Subsidiaries of any Company Employee;

               (vi) any Contract imposing any restriction on the right or ability of the Company or any of its Subsidiaries: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to transact business with any other Person, in each case which restriction would reasonably be expected to materially and adversely affect the conduct of the business of the Company as currently conducted;

               (vii) any Contract relating to the borrowing of money or any guarantee in respect of indebtedness, in each case in excess of $100,000;

               (viii) any Contract with any manufacturer or supplier, which either (A) involves aggregate payments in the past fiscal year, or expected aggregate payments in the current fiscal year, in excess of $250,000, (B) requires such manufacturer or supplier to provide services to the Company or any of its Subsidiaries on an exclusive basis, or (C) involves the supply of the active ingredient in any Company Product;

               (ix) any Contract with any managed care organization regarding coverage of Company Products;

               (x) any Contract with respect to any partnership or joint venture, or requiring the sharing of profits;

               (xi) any Contract which is with any customer that accounted for more than 2% of the Company's consolidated gross product revenue for the year ended December 31, 2005;

               (xii) any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);

               (xiii) any Contract containing any exclusivity clause or most-favored-nations clause, in each case which provision would reasonably be expected to be material to the conduct of the business of the Company as currently conducted;

               (xiv) any Contract that requires capital expenditures in excess of $250,000;

               (xv) any Contract relating to the lease or sublease of Leased Real Property, other than leases or subleases that do not involve aggregate payments in excess of $250,000 over the 12-month period commencing on the date of this Agreement; and

               (xvi) any other Contract that involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in any individual fiscal year which is not terminable without material penalty by the Company on less than 90 days' notice.

The Company has delivered or made available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Significant Contract.

     (b) Each Company Significant Contract is valid and binding on the Company or one of its Subsidiaries that is a party thereto, as applicable, and is in full force and effect in all material respects.

     (c) (i) Neither the Company nor any of its Subsidiaries has materially violated or breached, or committed any material default under, any Company Significant Contract; (ii) to the knowledge of the Company, as of the date of this Agreement, no other Person has materially violated or breached, or committed any material default under, any Company Significant Contract; (iii) as of the date of this Agreement no event has occurred and is continuing and no circumstance or condition exists, and as of and after the date of this Agreement neither the Company nor any of its Subsidiaries has take any action, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Significant Contract; (B) give any Person the right to declare a default under any Company Significant Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any

Company Significant Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Significant Contract; or (E) give any Person the right to cancel, terminate or modify any Company Significant Contract, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries; and (iv) since January 1, 2005, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible material violation or breach of, or material default under, any Company Significant Contract by the Company or any of its Subsidiaries.

     2.9 Compliance with Legal Requirements. The Company and its Subsidiaries are in material compliance with all applicable Legal Requirements. Since January 1, 2005, neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.10 Certain Business Practices. Neither the Company, any of its Subsidiaries, nor, to the knowledge of the Company, any Company Employee with respect to any matter relating to the Company and its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

     2.11 Governmental Authorizations. The Company and its Subsidiaries hold all material Governmental Authorizations necessary to enable the Company and its Subsidiaries to own, lease and operate their respective properties and to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such material Governmental Authorizations are valid and in full force and effect. No suspension or cancellation of any of such material Governmental Authorizations is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries are in violation or breach of, or default under, any such material Governmental Authorization. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any such material Governmental Authorization (in each case, with or without notice or lapse of time or both). No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the Contemplated Transactions. Since January 1, 2005, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any such material Governmental Authorization; or
(ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such material Governmental Authorization.

     2.12 Tax Matters.

     (a) Each of the federal income Tax Returns and all other material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries with any Governmental Body with respect to any taxable period ending on or before the Closing Date: (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All federal income Taxes and all other material Taxes required to be paid on or before the Closing Date (whether or not shown as due on any such Tax Returns) have been or will be paid on or before the Closing Date.

     (b) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder, or other third party.

     (c) The Company Audited Balance Sheet accrues all liabilities for all material Taxes with respect to all periods through its date in accordance with GAAP. The Company will establish, before the Closing Date, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Company Audited Balance Sheet through the Closing Date.

     (d) To the knowledge of the Company, no federal income Tax Return and no other material Tax Return is currently subject to (or since January 1, 2005 has been subject to) an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any federal income Tax Return or any other material Tax Returns has been granted by the Company or any of its Subsidiaries, and no such extension or waiver has been requested from the Company or any of its Subsidiaries.

     (e) No claim or Legal Proceeding is pending with respect to the Company or any of its Subsidiaries in respect of any federal income Tax or any other material Tax. There are no unsatisfied liabilities for federal income Taxes or any other material Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any federal income Tax or any other material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or one of its Subsidiaries). There are no Encumbrances for material Taxes upon any of the assets of the Company and its Subsidiaries.

     (f) There are no Contracts relating to allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party, other than Contracts among the Company or one or more of its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any other Person (other than the Company and its Subsidiaries), nor is it currently under any contractual obligation to indemnify any Person (other than the Company and its Subsidiaries) with respect to any amounts of such Person's Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) nor are they a party to any Contract providing for payments by the Company or its Subsidiaries with respect to any amount of Taxes of any other Person (other than the Company and its Subsidiaries).

     (g) The Company has not constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code within the previous two years.

     (h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

     (i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     2.13 Employee and Labor Matters; Benefit Plans.

     (a) To the knowledge of the Company, no current Company Employee is in violation of any noncompetition agreement as a result of his or her employment by the Company or any of its Subsidiaries or as a result of his or her providing services to the Company or its Subsidiaries.

     (b) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with a labor organization representing any Company Employee, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any current Company Employee. There is not now pending, and, to the knowledge of the Company, no Person has threatened in writing to commence, any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity. There is no material claim or grievance pending or, to the knowledge of the Company, threatened in writing relating to any employment Contract, wages and hours, plant closing notification, labor dispute, immigration or discrimination matters involving any Company Employee, including charges of unfair labor practices or harassment complaints. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened, with respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is claiming indemnification from the Company or any of its Subsidiaries.

     (c) None of the current independent contractors of the Company or any of its Subsidiaries could reasonably be reclassified as an employee, the effect of which would be material to the Company and its Subsidiaries.

     (d) Part 2.13(d) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Company Employee Plan.

     (e) The Company has delivered or made available to Parent accurate and complete copies of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents (or other funding or financing arrangement). The Company has made available to Parent all current summary plan descriptions and all determination letters or opinion letters for the IRS with respect to each Company Employee Plan, as applicable, and all administrative service agreements and Form 5500s for the previous two years with respect to each Company Employee Plan, as applicable.

     (f) (i) Each of the Company and Company Affiliates has performed all material obligations required to be performed by them under each Company Employee Plan and each Company Employee Agreement and is not in any material respect in default under or in violation of any Company Employee Plan or Company Employee Agreement, and (ii) each Company Employee Plan and Company Employee Agreement has been established and maintained in all material respects in accordance with its terms and has been operated in material compliance with ERISA, the Code, and other applicable Legal Requirements, as applicable, and (iii) no action or proceeding (other than claims for benefits in the ordinary course) is pending or, to the knowledge of the Company, threatened in writing with respect to any Company Employee Plan or Company Employee Agreement by any current or former employee, officer or director of the Company or any of its Subsidiaries.

     (g) Neither the Company nor any Company Affiliate has ever maintained, sponsored, contributed to or otherwise incurred any present or contingent liability with respect to any "single-employer plan", as defined in Section 4001(a)(15) of ERISA, and neither the Company nor any Company Affiliate has any present or contingent liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any Company Affiliate.

     (h) Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (whether alone, or in connection with any other event) constitute an event under any Company Employee Plan or Company Employee Agreement that will or may (i) result in any payment (including any retention bonuses, parachute payments or non-competition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Employee Plan or any Company Employee Agreement, or (iii) result in the acceleration of the time of payment or vesting of any Options, Restricted Stock, or any other rights or benefits.
Part 2.13(h) of the Company Disclosure Schedule sets forth a reasonable good faith estimate of the amount of any estimated severance payment (not including the effect of the transactions contemplated by Section 5.3(a)) owed under any Company Employee Plan or any Company Employee Agreement due to the Contemplated Transactions and any subsequent termination of employment.

     (i) There is no agreement, plan, arrangement or other Contract covering any Company Employee, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

     2.14 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed before the date of this Agreement, during the period commencing on the date of the Company's last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     2.15 Legal Proceedings; Orders.

     (a) (i) There is no pending Legal Proceeding; and (ii) to the knowledge of the Company, no Governmental Body or other Person has threatened to commence any Legal Proceeding; to which the Company or any of its Subsidiaries is a party or is threatened to become a party, that, in each case, (A) if resolved in accordance with the plaintiff's demands, would reasonably be expected to have a Company Material Adverse Effect; (B) that involves an amount in controversy in excess of $100,000, (C) seeks injunctive relief, or (D) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

     (b) There is no Order, the obligations under which are material to the Company and its Subsidiaries, to which the Company or any of its Subsidiaries, or any of their respective material assets, is subject.

     (c) To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any officer, director or employee of the Company or any such Subsidiary, is under investigation by any Governmental Body related to the conduct of the Company's or any such Subsidiary's business.

     2.16 Regulatory Matters.

     (a) All studies, tests, and preclinical and clinical trials being conducted by the Company and its Subsidiaries are being conducted in material compliance with experimental protocols, procedures, and controls pursuant to generally accepted professional scientific standards, "good laboratory practices," as applicable, and "good clinical practices" as defined by the FDA, and all applicable Legal Requirements and Governmental Authorizations. Neither the Company nor any of its Subsidiaries have received any written notices from the FDA or any other Governmental Body requiring the termination, suspension, or material modification of any clinical trials conducted by the Company or any of its Subsidiaries since January 1, 2004.

     (b) Neither the Company nor any of its Subsidiaries have, since January 1, 2004, either voluntarily or involuntarily initiated, conducted, or issued any recall, market withdrawal, safety alert, warning, "dear doctor" letter, investigator notice, or other notice relating to an alleged material lack of safety or efficacy of any Company Product or product candidate of the Company or any of its Subsidiaries.

     (c) All material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA by the Company or any of its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no material liability exists with respect to such filing.

     (d) The Company and its Subsidiaries are in material compliance with all applicable Legal Requirements, Governmental Authorizations, regulatory or warning letters, notices of adverse findings, and any other letters or notices issued by the FDA. None of the Company or any of its Subsidiaries has knowledge of any pending regulatory action (other than non-material routine or periodic inspections or reviews) against any of the Company, its Subsidiaries or, with respect to Company Products, any Person that manufactures, develops or distributes Company Products or product candidates pursuant to a development, commercialization, manufacturing, supply or other collaboration arrangement with the Company or any of its Subsidiaries by the FDA or any authorized Governmental Body which regulates the sale of drugs in any jurisdiction. Neither the Company nor any of its Subsidiaries have, since January 1, 2004, received any written notices from the FDA alleging or asserting material noncompliance with any applicable Legal Requirements or Governmental Authorizations issued by the FDA.

     (e) To the knowledge of the Company, the manufacture of Company Products is being conducted in material compliance with "good manufacturing practices" as defined by the FDA.

     (f) None of the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective agents or subcontractors, has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by the FDA or any drug regulatory agency, and there are no proceedings pending or, to the knowledge of the Company, threatened that reasonably might be expected to result in criminal liability or debarment or disqualification by the FDA or any drug regulatory agency.

     (g) The Company has no knowledge of any Serious Adverse Events associated with clinical trials of the Company Products or product candidates of the Company and its Subsidiaries, whether conducted by the Company or any other Person, that have not been reported to the FDA in accordance with applicable Legal Requirements.

     2.17 Insurance. All insurance policies of the Company and its Subsidiaries are in full force and effect in all material respects. None of the Company or its Subsidiaries is in material default under any provisions of any such policy of insurance, nor has any of the Company or its Subsidiaries received written notice of cancellation of or cancelled any such insurance. Neither the Company nor any of its Subsidiaries has made any pending material claim against any of its material insurance policies as to which coverage has been denied by the provider of such policies.

     2.18 Authority. The Company has the corporate right, power and authority to enter into and to perform and, subject to obtaining the Required Company Stockholder Vote, consummate its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held), as of the date of this Agreement has: (a) determined unanimously that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; and (c) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Required Company Stockholder Vote. Assuming due execution and delivery of this

Agreement by Parent and Merger Sub, this Agreement will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) Legal Requirements governing specific performance, injunctive relief, and other equitable remedies. The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the DGCL, other applicable Legal Requirements or otherwise) to approve and adopt this Agreement and approve the Merger and the other Contemplated Transactions.

     2.19 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, Antitrust Laws and the rules and regulations of The NASDAQ Stock Market, except as set forth in Part 2.19 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of the Company or any of the organizational or governing documents of its Subsidiaries;

          (b) materially contravene, conflict with or result in a material violation of any of the provisions of the organizational or governing documents of the Company's Subsidiaries;

          (c) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which the Company, any of its Subsidiaries, or any of their respective material assets are subject;

          (d) contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of the Company and its Subsidiaries as currently conducted;

          (e) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Significant Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Significant Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Significant Contract; (iii) accelerate the maturity or performance of any such Company Significant Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Significant Contract; or

          (f) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its Subsidiaries,

except, in the case of clauses "(c)" through "(f)" of this sentence, as would not reasonably be expected to have a material effect on the Company and its Subsidiaries. The Company is not, and will not be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (1) the execution, delivery or performance of this Agreement; or (2) the consummation of the Merger or any of the other Contemplated Transactions, except in each case (A) as may be required by the Exchange Act, the DGCL, the HSR Act, and the rules and regulations of The NASDAQ Stock Market; or (B) the failure of which to make such filing, give such notice, or obtain such Consent, would not reasonably be expected to have a material effect on the Company and its Subsidiaries or on the ability of the Company to consummate the Contemplated Transactions.

     2.20 Information Supplied. The preliminary and definitive proxy statements to be filed by the Company with the SEC (collectively, the "Proxy Statement") or any other document filed with the SEC in connection with the Contemplated Transactions (the "Other Filings") shall not, on each relevant filing date, on the date of mailing to the Company's stockholders and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time before the Effective Time the Company discovers any event relating to the Company or any of its Affiliates which is required to be set forth in a supplement to the Proxy Statement or the Other Filings, the Company shall inform Parent reasonably promptly. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in the Proxy Statement or the Other Filings.

     2.21 Fairness Opinion. The Board of Directors of the Company has received an opinion from Goldman, Sachs & Co., financial advisor to the Company, to the effect that, as of the date of this Agreement and based upon and subject to the matters set forth therein, the Per Share Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

     2.22 Financial Advisor. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company. The Company has provided to Parent a true and complete copy of the engagement letter by and between the Company and Goldman, Sachs & Co., and any amendments thereto.

     2.23 Delaware Section 203. The board of directors of the Company has taken all actions necessary to provide that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger or any of the other Contemplated Transactions. Except for Section 203 of the DGCL, no state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

     2.24 Company Rights Agreement. The Company Rights Agreement has been amended to provide that (i) the Company Rights Agreement is inapplicable to this Agreement, the Merger and the other Contemplated Transactions (ii) neither Parent nor Merger Sub, nor any Affiliate of Parent or Merger Sub, shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement), that neither a Shares Acquisition Date (as defined in the Company Rights Agreement) nor a Distribution Date (as defined in the Company Rights Agreement) shall be deemed to occur and that the Rights (as defined in the Company Rights Agreement) will not separate from the Company Common Stock as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other Contemplated Transactions and the Final Expiration Date (as defined in the Company Rights Agreement) will occur immediately prior to the Effective Time, and (iii) and that none of the Company, Parent, Merger Sub or the Surviving Corporation, nor any of their respective Affiliates, shall have any obligations under the Company Rights Agreement to any holder (or former holder) of Rights as of or following the Effective Time.

     2.25 Environmental Compliance.

     (a) (i) the Company or one of its Subsidiaries possesses, and is in material compliance with, all permits, licenses and government authorizations and has filed all material notices that are required under Legal Requirements relating to protection of the environment or human health, pollution control, and hazardous materials ("Environmental Laws") applicable to the Company and its Subsidiaries, and (ii) the Company and its Subsidiaries is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws.

     (b) There are no pending or, to the knowledge of the Company, threatened Legal Proceedings seeking to impose on the Company or any of the Subsidiaries any material liability or obligation arising under any Environmental Law (including the federal Comprehensive Environmental Response, Compensation and Liability Act).

     SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows, subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears;
(b) any exceptions or disclosures cross-referenced to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure qualifies such other representation or warranty:

     3.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all necessary corporate power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound, except, in each case, as would not reasonably be expected to have a Parent Material Adverse Effect.

     3.2 Compliance with Legal Requirements. Parent is in compliance with all applicable Legal Requirements, except as would not reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2005, Parent has not received any written notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement, except as would not reasonably be expected to have a Parent Material Adverse Effect.

     3.3 Legal Proceedings.

     (a) As of the date of this Agreement, (i) there is no pending Legal Proceeding; and (ii) to the knowledge of the Company, no Governmental Body or other Person has threatened in writing to commence any Legal Proceeding; to which Parent is a party or is threatened to become a party, that would reasonably be expected to have a Parent Material Adverse Effect.

     (b) As of the date of this Agreement, there is no Order to which the Parent, or any of its material assets, is subject, except as would not reasonably be expected to have a Parent Material Adverse Effect.

     3.4 Authority. Each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform and consummate their respective obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held or acting by unanimous written consent) has authorized and approved the execution, delivery and performance of this Agreement by Parent. The board of directors of Merger Sub (by unanimous written consent) has: (i) determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and its stockholders; (ii) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub and approved the Merger; and (iii) recommended the adoption of this Agreement by the stockholders of Merger Sub and directed that this Agreement and the Merger be submitted for consideration by the stockholders of Merger Sub. Parent, as the sole stockholder of Merger Sub, has adopted this Agreement. No other action on the part of Parent's or Merger Sub's board of directors or stockholders is required to approve this Agreement or perform and consummate the Merger. Assuming due execution and delivery of this Agreement by the Company, this Agreement will constitute a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) Legal Requirements governing specific performance, injunctive relief, and other equitable remedies.

     3.5 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, Antitrust Laws, and the rules and regulations of The NASDAQ Stock Market, neither (1) the execution and delivery of this Agreement by Parent and Merger Sub, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub;

          (b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent or Merger Sub, or any of their material assets, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by Parent or Merger Sub or that otherwise relates to the business of Parent and Merger Sub as currently conducted;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Contract; (iii) accelerate the maturity or performance of any such Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Contract; or

          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or Merger Sub,

except, in the case of clauses "(a)" through "(e)" of this sentence, as would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (1) the execution, delivery or performance of this Agreement; or (2) the consummation of the Merger or any of the other Contemplated Transactions, except in each case:
(A) as may be required by the Exchange Act, the DGCL, the HSR Act, and the rules and regulations of The NASDAQ Stock Market; or (B) the failure of which to make such filing, give such notice, or obtain such Consent, would not reasonably be expected to have a Parent Material Adverse Effect.

     3.6 Information Supplied. The information supplied by Parent for inclusion in the Proxy Statement and the Other Filings shall not, on each relevant filing date, on the date of mailing to the Company's stockholders and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. If at any time before the Effective Time, any event relating to Parent or any of its Affiliates should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement of the Other Filings, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement or the Other Filings.

     3.7 Ownership of Company Common Stock. Neither Parent, nor any Subsidiary of Parent, nor any affiliate or associate of Parent, owns more than 15% of the outstanding voting stock of the Company, as determined in accordance with the provisions of Section 203 of the DGCL.

     3.8 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

     3.9 Sufficient Funds. Parent will have available to it at and after the Effective Time sufficient funds to consummate the Contemplated Transactions, including payment in full of all cash amounts contemplated by Sections 1 and 5.3 of this Agreement.

     3.10 Investigation. Parent has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and acknowledges that the Company has provided Parent with access to the personnel, properties, premises, books and records of the Company for this purpose. Parent acknowledges that, except for the specific representations and warranties of the Company contained in Section 2, neither the Company nor any of its Affiliates, agents or Representatives makes or has made any representation or warranty, either express or implied, as to, (i) the business, operations, technology, assets, liabilities, results of operations, financial condition or prospects of the Company, or (ii) the accuracy or completeness of any of the information provided or otherwise made available to Parent or any of its Affiliates, agents or Representatives.

     SECTION 4. CERTAIN COVENANTS OF THE PARTIES

     4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the earlier termination of this Agreement (the "Pre-Closing Period"), the Company shall: (a) provide Parent and Parent's Representatives and financing sources with reasonable access during normal business hours, on reasonable prior notice, to the Company's personnel and assets and to all existing books, records, Tax Returns, work papers, financial statements, and other documents and information relating to the Company; (b) provide to Parent, (i) no later than the twelfth day of each month, monthly financial statements (including statements of cash and cash equivalents and amounts of indebtedness for borrowed money outstanding) of the Company and its Subsidiaries substantially in the form of and prepared on a basis consistent with those previously provided to Parent, (ii) no later than five days prior to the Closing Date, audited consolidated financial statements of the Company and its Subsidiaries for the three fiscal years ending more then 90 days prior to the Closing Date, and (iii) no later than five days prior to the Closing Date, quarterly consolidated financial statements of the Company and its Subsidiaries for each fiscal quarter ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, in each case with respect to clauses (ii) and (iii), prepared in accordance with GAAP on a consistent basis through the periods covered (except as may be indicated in the notes to such financial statements); and (c) provide or make available to Parent and Parent's Representatives, at Parent's expense, such copies of the existing books, records, Tax Returns, and other documents and information relating to the Company as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period and subject to applicable Antitrust Laws, the Company and Parent shall promptly provide the other party with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company, Parent or Merger Sub, as applicable, in connection with the Merger or any of the other Contemplated Transactions. The foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, after consultation with legal counsel, could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or the violation of any obligations of the Company with respect to confidentiality or non-disclosure if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any applicable attorney-client privilege or (iii) the violation of any applicable Legal Requirement. The parties will, to the extent reasonably necessary and practicable, make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

     4.2 Operations Before Closing.

     (a) During the Pre-Closing Period, the Company shall use commercially reasonable efforts to conduct its business and operations in the ordinary course and in accordance with past practices and in material compliance with all applicable Legal Requirements.

     (b) Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not, and shall cause each of its Subsidiaries not to (without the prior written consent of Parent):

               (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or acquire, redeem or otherwise reacquire, encumber, pledge, dispose of or otherwise transfer any shares of capital stock or any securities or rights other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offer to do the same, other than pursuant to the Company's right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee's employment;

               (ii) sell, issue, grant, or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or
          (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock: (1) upon the valid exercise of Company Options outstanding as of the date of this Agreement in accordance with their terms; (2) pursuant to the Company ESPP in accordance with its terms; and (3) upon the valid conversion of any of the Notes in accordance with their terms);

               (iii) enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or other securities or register for sale, resale or other transfer of any shares of Company Common Stock under the Securities Act on behalf of the Company or any other Person;

               (iv) amend or waive any of its rights under or accelerate the vesting under, in each case except as contemplated pursuant to Section 5.3(a) of this Agreement, any provision of any of the Company Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security, except as required by applicable Legal Requirements;

               (v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or change the ownership of any of its Subsidiaries;

               (vi) acquire any equity interest or other interest in any other Entity; or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

               (vii) make any capital expenditure (except that the Company may make any capital expenditures in amounts set forth in the Company's budget for fiscal year 2006 (a copy of which has been provided to Parent) or, after December 31, 2006, at the same quarterly rate as set forth in the Company's budget for fiscal year 2006);

               (viii) amend, terminate (other than expiration in accordance with its terms) or waive any material right or remedy under, any Company Significant Contract; provided, however, that Parent shall not unreasonably withhold or delay giving its consent to any request by the Company with respect to this clause (viii);

               (ix) acquire (by purchase or other acquisition of stock or other equity interest, or by merger, consolidation or other business combination), lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets:
          (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are not material to the business of the Company or its Subsidiaries);

               (x) mortgage or make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances;

               (xi) assign, sell, abandon, license or otherwise dispose of any of the Company Owned IP (other than implied licenses in connection with sales of Company Products or in connection with non-disclosure agreements entered into in the ordinary course of business);

               (xii) incur, assume, guarantee or prepay any indebtedness for borrowed money (including the issuance of any debt security);

               (xiii) make any loans, advances or capital contributions to, acquisitions of or investments in, any other Person (other than travel advances to Company Employees in the ordinary course of business);

               (xiv) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, grant any severance or termination pay (other than payment of accrued wages and salary, vacation, and other benefits upon termination and return of any amounts contributed to the Company ESPP) or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any Company Employees or directors (except that the Company: (A) may provide routine salary increases and merit promotions to Company Employees (other than executive officers of the Company) in the ordinary course of business and in accordance with past practices in connection with the Company's customary employee review process, but in no event in excess of 5% of any Company Employee's annual salary; (B) may enter into offer letters providing for at-will employment without post-termination obligations with newly-hired Company Employees who are hired in the ordinary course of business; (C) may amend the Company Employee Plans to the extent required by applicable Legal Requirements; and (D) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

               (xv) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan or Company Employee Agreement (other than as required by the terms of any Company Employee Plan or Company Employee Agreement in effect as of the date of this Agreement and made available to Parent);

               (xvi) hire any employee at the level of Vice President or above (or performing functions typically associated with a Company Employee at the level of Vice President or above) or with an annual base salary or severance in excess of $200,000;

               (xvii) other than in accordance with GAAP or as required by concurrent changes in GAAP or SEC rules and regulations, (A) change any of its methods of accounting or accounting practices in any material respect or (B) write up, write down or write off the book value of any assets of the Company and its Subsidiaries;

               (xviii) make or change any material Tax election, adopt or change any material method of Tax accounting, file any amended Tax Return other than as required by applicable Legal Requirements, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries;

               (xix) waive, release, assign, settle or compromise any Legal Proceeding, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $50,000 individually or $250,000 in the aggregate, in any case without the imposition of equitable relief (other than equitable relief incidental to the payment of monetary damages) or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries;

               (xx) commence any Legal Proceeding, except: (A) with respect to routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business; or (C) in connection with a breach of this Agreement or related to the Contemplated Transactions;

               (xxi) adopt or implement a plan of complete or partial liquidation or adopt resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

               (xxii) pay any brokerage, finder's or other fee or commission to any investment bank or broker, other than Goldman, Sachs & Co., in connection with the Contemplated Transactions; or

               (xxiii) agree or commit to take any of the actions described in clauses "(i)" through "(xxii)" of this Section 4.2(b).

If the Company desires to take an action that requires the prior written consent of Parent pursuant to this Section 4.2(b), the Company shall deliver to Parent a written request for such written consent. Parent shall use commercially reasonable efforts to approve or deny the Company's request as soon as reasonably practicable, and in any event within five business days after Parent has received the Company's request.

     (c) Parent, as the sole stockholder of Merger Sub, shall cause Merger Sub to perform its obligations under this Agreement. Parent, as the sole stockholder of the Surviving Corporation after the Effective Time, shall cause the Surviving Corporation to perform its obligations under this Agreement. During the Pre-Closing Period, Parent shall not (without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed) acquire or agree to acquire by merging or consolidating with, or by purchasing any controlling equity interest in, or all or substantially all of the assets of, any business or any corporation, partnership, association or other business organization or division thereof (any such transaction, a "Business Acquisition") if such Business Acquisition (i) would create a significant risk of delay in the consummation of the Merger or the Contemplated Transactions or
(ii) would create a significant risk to the termination or expiration of any waiting period applicable to the Merger under the HSR Act or the receipt of any approval under any foreign Antitrust Laws applicable to the Merger.

     (d) During the Pre-Closing Period, the Company shall promptly notify Parent in writing after learning of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or materially unlikely or that would reasonably be expected to have a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 4.2(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

     (e) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or materially unlikely or that would reasonably be expected to have a Parent Material Adverse Effect. No notification given to the Company pursuant to this
Section 4.2(e) shall limit or otherwise affect any of the Parent's representations, warranties, covenants or obligations contained in this Agreement.

     (f) As of the date of this Agreement, Parent and Merger Sub have obtained a financing commitment letter (the "Commitment Letter") from Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc., a true and correct copy of which has been delivered to the Company. Parent has no knowledge, as of the date hereof, that the financing contemplated by the Commitment Letter will not be made available to Parent and Merger Sub at or prior to the Effective Time.

     4.3 No Solicitation.

     (a) During the Pre-Closing Period, the Company shall not, nor permit any of its Subsidiaries or officers, directors or Representatives to, directly or indirectly:

               (i) solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Inquiry or Acquisition Proposal;

               (ii) furnish or make available any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Inquiry or Acquisition Proposal;

               (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Inquiry or Acquisition Proposal;

               (iv) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent;

               (v) approve, endorse or recommend any Acquisition Proposal;

               (vi) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; or

               (vii) formally resolve, propose or agree to do any of the foregoing;

provided, however, that prior to the Company Stockholders' Meeting, this Section 4.3(a) shall not prohibit the Company from furnishing or making available non-public information regarding the Company to, entering into discussions and negotiations with, any Person in response to an Acquisition Inquiry or Acquisition Proposal not solicited in material violation of Section 4.3 that constitutes, or could reasonably be expected to lead to, a Superior Offer if:
(A) the Company's board of directors concludes in good faith, after having consulted with outside legal counsel and financial advisors, that the failure to take such action would conflict with its fiduciary obligations to the Company's stockholders under applicable law; (B) at least two business days prior to furnishing or making available any such non-public information to, or entering into discussions or negotiations with, or taking such action regarding, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish or make available non-public information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement not materially less restrictive than the Confidentiality Agreement; and (C) at least two business days prior to furnishing or making available any such non-public information to such Person, the Company furnishes or makes available such non-public information to Parent (to the extent the Company has not previously furnished or made available such non-public information to Parent).

     (b) The Company shall promptly (and in no event later than 24 hours after it has knowledge of receipt by it of any Acquisition Inquiry, Acquisition Proposal or request for non-public information) advise Parent of any Acquisition Inquiry, Acquisition Proposal or request for non-public information relating to the Company or any of its Subsidiaries (other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal) and shall provide Parent with information regarding the identity of the Person making or submitting such Acquisition Inquiry, Acquisition Proposal or request for such non-public information, the material terms and conditions thereof and furnish copies of written inquiries, correspondence and relevant proposed transaction agreements and other material documents related thereto, that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent reasonably informed on a prompt basis with respect to: (i) the status of any such Acquisition Inquiry, Acquisition Proposal or request; and
(ii) the status and material terms of any modification or proposed modification thereto. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, which prohibits the Company from providing to Parent the information and documents required to be disclosed by the Company to Parent pursuant to this Section 4.3(b). The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

     (c) The Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions ongoing as of the date of this Agreement with any Person that relate to any Acquisition Proposal. The Company shall promptly request that each Person who has executed a confidentiality agreement with the Company in connection with such Person's consideration of an Acquisition Proposal (other than the parties hereto and their respective advisors) return or destroy all non-public information furnished to that Person by or on behalf of the Company. The Company shall promptly inform its Representatives of the Company's obligations under this Section 4.3.

     (d) The Company shall not take any action to exempt any Person from the restrictions on "business combinations" contained in Section 203 of the DGCL (or any similar provisions) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement.

     SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

     5.1 Company Proxy Statement.

     (a) Promptly after the date of this Agreement (but in any event within 12 business days of the date of this Agreement; provided, however, that such 12 business day period shall be tolled during any period in which the Company has provided Parent with the opportunity to review and comment on the Proxy Statement and Parent has not provided its comments, if any, to the Company within 24 hours of having received a draft of the Proxy Statement), the Company shall prepare and cause to be filed with the SEC preliminary proxy materials to obtain the Required Company Stockholder Vote. Promptly following the later of
(i) receipt and resolution of SEC comments thereon or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to (x) comply as to form in all material respects with all applicable SEC requirements, and (y) otherwise comply in all material respects with all applicable Legal Requirements. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Body, the Company shall provide Parent with reasonable opportunity to review and comment on each such filing in advance.

     (b) The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC's intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. The Company shall promptly respond to any comments from the SEC or its staff and use reasonable efforts to have the Proxy Statement cleared by the SEC. The Company shall provide Parent with reasonable opportunity to review and comment on any written response in advance. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, and shall cooperate in filing with the SEC or its staff or any other government officials, and/or, to the extent required, mailing to the Company's stockholders, such amendment or supplement.

     5.2 Company Stockholders' Meeting.

     (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the Required Company Stockholder Vote (the "Company Stockholders' Meeting"). The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements. The written consent of Parent will be required to adjourn or postpone the Company Stockholders' Meeting in excess of 30 days; provided, however, that in the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Required Company Stockholder Vote, the Company will not adjourn or postpone the Company Stockholders' Meeting unless the Company is advised by counsel that failure to do so would result in a breach of applicable Legal Requirements.

     (b) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (such recommendation being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent. Nothing in this Agreement shall preclude, (A) the Company from making any public disclosure of any material facts, including the fact that an Acquisition Inquiry or Acquisition Proposal has been submitted to the Company, if the Company's board of directors determines in good faith, after taking into account the advice of the Company's outside legal counsel and financial advisors, that the failure to make such disclosure would conflict with its fiduciary duties or any Legal Requirement, or
(B) the Company's board of directors from complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal; provided, however, that any disclosure with respect to an Acquisition Proposal other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a withdrawal, modification or amendment of the Company Board Recommendation in a manner adverse to Parent unless the board of directors of the Company (i) expressly reaffirms its recommendation to its stockholders in favor of the Merger or (ii) rejects such other Acquisition Proposal.

     (c) Notwithstanding anything to the contrary contained in this Agreement, at any time before this Agreement is adopted by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent, if: (i) the Company shall have provided to Parent reasonably prompt notice before any meeting of the Company's board of directors at which the Company's board of directors will consider the possibility of withdrawing the Company Board Recommendation or modifying the Company Board Recommendation in a manner adverse to Parent, together with reasonably detailed information regarding the circumstances giving rise to the consideration of such possibility; (ii) the Company's board of directors determines in good faith, after consulting with outside legal counsel and financial advisors: either (A) that the Company has received a Superior Offer not solicited in material violation of Section 4.3 that has not been withdrawn; or (B) that the failure to withdraw or modify the Company Board Recommendation would conflict with its fiduciary obligations to the Company's stockholders under Legal Requirements, and (iii) prior to any such withdrawal, modification or amendment to the Company Board Recommendation in connection with such Superior Offer, (A) the Company shall have given Parent the material terms and conditions of the Superior Offer, including the identity of the party making such Superior Offer and, if available, a copy of the relevant proposed transaction agreements with such party and other related material documents, (B) the Company shall have given Parent five business days after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, (C) Parent shall have failed within such five business day period to propose revisions to the terms of this Agreement (or make another proposal) that are, in the good faith determination of the board of directors of the Company, as least as favorable to the Company as the terms of such Superior Offer and (D) the board of directors of the Company shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after receiving the advice of outside legal counsel and financial advisors that the failure to withdraw, modify or amend the Company Board Recommendation would conflict with its fiduciary obligations to the stockholders of the Company under applicable Legal Requirements; provided, however, that, in the event the board of directors of the Company does not make the determination referred to in clause (D) of this paragraph but thereafter determines to withdraw, modify or amend the Company Board Recommendation pursuant to this Section 5.2(c), the procedures referred to in clauses (A), (B),
(C) and (D) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification of the Company Board Recommendation. The Company shall notify Parent promptly of any withdrawal of or modification to the Company Board Recommendation.

     (d) Prior to a termination of this Agreement pursuant to Section 8.1, the Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, making, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

     5.3 Stock Options and Company ESPP.

     (a) Within five business days after the mailing of the Proxy Statement to the holders of Company Common Stock, the Company will provide a notice to each holder of then outstanding Company Options which, if properly executed and returned to the Company prior to the Closing Date, will permit each holder of Company Options to exercise, as of immediately prior to the Effective Time, all or any portion of their outstanding Company Options, whether vested or unvested, contingent upon consummation of the Merger. Each Company Option, whether vested or unvested, outstanding and unexercised as of immediately before the Effective Time with a per share exercise price less than the Per Share Merger Consideration (the "Exercised Options") (i) shall be automatically cancelled as of the Effective Time and, without any required action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to the difference between (A) the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock underlying such Company Option, and (B) the aggregate exercise price of such Company Option, and (ii) the Company's board of directors will take all necessary actions such that, at the Effective Time, each Exercised Option will, to the extent not vested, accelerate and become fully vested and exercisable as of immediately prior to the Effective Time. Each Company Option, whether vested or unvested, outstanding and unexercised as of immediately prior to the Effective Time with a per share exercise price greater than or equal to the Per Share Merger Consideration (the "Unexercised Options") shall be automatically cancelled as of the Effective Time without any consideration payable in respect thereof. Prior to the Effective Time, the Company will provide each holder of Company Options with a letter that conforms to the applicable notice and exercise requirements of such holder's Company Options and sets forth the treatment of such holder's Company Options as determined by this Section 5.3(a). On the Closing Date, or soon as reasonably practicable thereafter (but in no event later than five days thereafter), the Company, Parent, or the Surviving Corporation shall pay over to each holder of Exercised Options the aggregate cash consideration payable to such holder of Exercised Options pursuant to this
Section 5.3(a). Such cash consideration shall be rounded down to the nearest cent and the Company, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from such cash consideration such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any applicable Legal Requirement. To the extent that amounts are so withheld by the Company, Parent, or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Exercised Options in respect to which such deduction and withholding was made by the Company, Parent, or the Surviving Corporation, as the case may be.

     (b) As of the date of this Agreement and until the Effective Time, the Company shall not permit (i) any participant in the Company ESPP to increase such participant's payroll withholding with respect to the Company ESPP as in effect on the date of this Agreement; provided, however, notwithstanding the foregoing, in no event shall the aggregate amount withheld by the Company after the date of this Agreement and ending at the Effective Time pursuant to the Company ESPP exceed $400,000, and (ii) any new participants to participate in the Company ESPP. Upon Parent's request, prior to the Effective Time, the Company shall take all actions that may be reasonably necessary to: (i) cause any outstanding offering period under the Company ESPP to be terminated as of the last business day prior to the date on which the Merger becomes effective (the last business day prior to the date on which the Merger becomes effective being referred to as the "Designated Date"); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP; and (iv) provide that no further offering period or purchase period shall commence under the Company ESPP after the Designated Date; provided, however, that the actions described in clauses "(i)" through "(iv)" of this sentence shall be conditioned upon the consummation of the Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant's payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the Company ESPP.

     (c) The Company shall take such actions as are necessary to cause all shares of Restricted Stock to become fully vested immediately prior the Effective Time. The

Company shall take all actions necessary to terminate all Company Option Plans and all outstanding Company Options as of the Effective Time.

     5.4 Employee Benefits.

     (a) Parent agrees that all employees of the Company or its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("Continuing Employees") will be eligible to participate in either, at the sole discretion of Parent: (i) Parent's employee benefit plans and programs, including any equity incentive plan, pension plan, defined benefit plan, defined contribution plan, Section 401(k) plan, bonus plan, profit sharing plan, severance plan, medical plan, dental plan, life insurance plan, time-off programs and disability plan, in each case to the same extent as similarly situated employees of Parent; or (ii) such Company Employee Plans as are continued by the Company or any of its Subsidiaries following the Closing Date, or are assumed by Parent (for the purposes of this Section 5.4 only, the plans referred to in clauses "(i)" and "(ii)" of this sentence being referred to as "Specified Parent Benefit Plans").

     (b) Each Continuing Employee shall, to the extent permitted by applicable Legal Requirements, receive full credit for the years of continuous service by such Continuing Employee recognized by the Company or its Subsidiaries prior to the Effective Time for purposes of (i) satisfying the service requirements for participation in each Specified Parent Benefit Plan, (ii) vesting in any benefits under such plans, and (iii) calculating the level of benefits with respect to severance, vacation, personal days off and any other welfare-type benefits where service is a factor in calculating benefits, except where such credit would result in a duplication of benefits. With respect to any welfare benefit plans maintained by Parent for the benefit of Continuing Employees located in the United States, subject to any applicable plan provisions, contractual requirements or Legal Requirements, Parent shall (to the extent that such limitation would not apply with respect to substantially similar plans maintained by the Company or its Subsidiaries prior to the Effective Time), (A) cause to be waived any eligibility requirements or pre-existing condition limitations, and (B) give effect, in determining any deductible maximum out of pocket limitations, to amounts paid by such Continuing Employees during the plan year in which the Effective Time occurs.

     (c) If requested by Parent at least five business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions reasonably necessary pursuant to resolutions of the Company's board of directors necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a "Company 401(k) Plan"). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company's board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld or delayed).

     (d) Nothing in this Agreement shall limit or restrict the right of Parent, the Surviving Corporation or any of their respective Subsidiaries to modify, amend, terminate, or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Time, except to the extent any such actions would adversely effect the Continuing Employees as compared to the employees of Parent and its Subsidiaries (other than the Surviving Corporation).

     5.5 Indemnification of Officers and Directors.

     (a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed before, at or after the Effective Time, to the fullest extent permitted by law and required by the organizational documents of the Company or any of its Subsidiaries and any indemnity agreements applicable to such Indemnified Party in effect on the date of this Agreement. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation in accordance with the organizational documents of the Company or any of its Subsidiaries and any indemnity agreements applicable to such Indemnified Party in effect on the date of this Agreement.

     (b) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company's certificate of incorporation and bylaws.

     (c) Subject to the next sentence, the Surviving Corporation shall, at no expense to the beneficiaries, either (i) maintain, and Parent shall cause the Surviving Corporation to maintain in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (the "Current D&O Insurance") with respect to matters existing or occurring at or prior to the Effective Time (including the Contemplated Transactions), so long as the annual premium therefor would not be in excess of 225% of the last annual premium paid prior to the Effective Time (such 225%, the "Maximum Premium"), or (ii) purchase a six year extended reporting period endorsement with respect to the Current D&O Insurance (a "Reporting Tail Endorsement") and maintain such endorsement in full force and effect for its full term. If the Company's existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company's existing directors' and officers' liability insurance. Notwithstanding anything to the contrary in this Agreement, to the extent that Parent has not purchased the Reporting Tail Endorsement (which Parent may not do without the Company's prior written consent, such consent not to be unreasonably withheld) within thirty days of the date of this Agreement, the Company may, prior to the Effective Time but only after consultation with Parent, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than the Maximum Premium for such Reporting Tail Endorsement, in which case, provided that Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, Parent shall be relieved from its obligations under the preceding two sentences of this Section 5.5(c).

     (d) Parent shall pay all expenses, including reasonable attorneys' fees, that may be incurred by the persons referred to in this Section 5.5 in connection with their enforcement of their rights provided in this Section 5.5.

     (e) The provisions of this Section 5.5 are intended to be in addition to, and Parent shall, and shall cause the Surviving Corporation to, enforce and honor, to the fullest extent permitted by law for a period of six years from the Effective Time, the rights otherwise available to the current officers and directors of the Company and its Subsidiaries by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their Representatives.

     5.6 Regulatory Approvals and Related Matters.

     (a) Each party shall use reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as practicable after the date of this Agreement, prepare and file the notifications required under the HSR Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition (collectively, "Antitrust Laws") required to consummate the Merger in connection with the Merger. The Company and Parent shall use reasonable efforts to respond as promptly as practicable to: (i) any inquiries or requests (including any "second request" for information) received from the Federal Trade Commission or the U.S. Department of Justice ("FTC/DOJ") for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.

     (b) Parent, Merger Sub and the Company each shall promptly supply the other parties with any information that may be required in order to effectuate any filings or applications pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall, (i) consult with the other party prior to taking a position with respect to any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party to this Agreement in connection with any investigations or proceedings in connection with this Agreement or the Contemplated Transactions, (iii) coordinate with the other in preparing and exchanging such information, and (iv) promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Body in connection with this Agreement or the Contemplated Transactions; provided, however, with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that any Legal Requirement applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such information or to the extent required by any existing confidentiality or non-disclosure agreement.

     (c) Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Body in connection with any filings made pursuant to this Agreement, and (ii) any request by any officials of any Governmental Body for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to
Section 5.6(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement.

     (d) Parent and the Company shall use reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; and (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions, including, but not limited to, (A) entering into negotiations with any applicable Governmental Body; (B) providing information required by law or governmental regulation; and (C) substantially complying with any "second request" for information pursuant to Antitrust Law.

     (e) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violating any Antitrust Law, Parent, Merger Sub and the Company shall use their reasonable efforts to: (i) contest, resist or resolve any such proceeding or action; and (ii) to have vacated, lifted, reversed or overturned any injunction resulting from such proceeding or action. Except as would reasonably be expected to be material to either Parent and its Subsidiaries (but excluding the Surviving Corporation) on the one hand, or the Company and its Subsidiaries on the other hand, Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Order issued pursuant to any Antitrust Law, which would have the effect of preventing or delaying the Effective Time beyond the Outside Date.

     5.7 Confidentiality; Disclosure.

     (a) The parties to this Agreement acknowledge that Parent and the Company have previously entered into the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

     (b) Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding the Merger or the Contemplated Transactions; provided, however, that Parent and the Company shall agree on the contents of the press release announcing the execution of this Agreement. Notwithstanding anything to the contrary contained in this
Section 5.7, the obligations of Parent and the Company set forth in this Section
5.7 shall not apply with respect to any public statement relating to the withdrawal or modification of the Company Board Recommendation pursuant to
Section 5.2(c).

     5.8 Section 16 Matters. Provided that the Company delivers to Parent the
Section 16 Information (as defined below) in a timely fashion, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Section 1 of this Agreement by each Company Insider (as defined below) to be exempt under Rule 16b-3 promulgated under the Exchange Act. "Section 16 Information" means information regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for cash in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into cash in connection with the Merger. "Company Insiders" means those individuals who are subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to the Company.

     5.9 Convertible Notes. Promptly following the date of this Agreement, the Company shall provide notice to the holders of the Notes of the proposed Merger and the rights of such holders under the indentures associated with such Notes in accordance with the terms of such indentures.

     SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

     6.1 Accuracy of Company Representations. (i) The representations and warranties of the Company contained in Section 2.2(a) (Capitalization) and
Section 2.18 (Authority) shall be true and correct in all respects (except, in the case of Section 2.2(a), for such inaccuracies as are de minimis in the aggregate), in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case only as of such date) and
(ii) all other representations and warranties of the Company contained in
Section 2 of this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case only as of such date) except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Company Disclosure Schedule but without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     6.2 Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 Company Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

     6.4 Company Officers' Certificate. Parent shall have received a certificate executed by a duly authorized officer of the Company, in his or her capacity as such, confirming that the conditions set forth in Sections 6.1 (Accuracy of Company Representations), 6.2 (Performance of Covenants), and 6.3 (Company Stockholder Approval) have been satisfied.

     6.5 HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     6.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.7 No Company MAE. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing or any Effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

     The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

     7.1 Accuracy of Parent and Merger Sub Representations. (i) The representations and warranties of Parent and Merger Sub contained in Section 3.4 (Authority) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case only as of such date) and
(ii) all other representations and warranties of Parent and Merger

Sub contained in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case only as of such date) except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Company Disclosure Schedule but without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 Company Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

     7.4 Parent Officer's Certificate. The Company shall have received a certificate executed by a duly authorized officer of Parent, in his or her capacity as such, confirming that the conditions set forth in Sections 7.1 (Accuracy of Parent and Merger Sub Representations) and 7.2 (Performance of Covenants) have been duly satisfied.

     7.5 HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     SECTION 8. TERMINATION

     8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company's stockholders):

          (a) by mutual written consent of Parent and the Company, duly authorized by the boards of directors of Parent and the Company;

          (b) by either Parent or the Company, duly authorized by the board of directors of Parent or the Company, if the Merger has not been consummated by April 30, 2007 or any other date that Parent and the Company may agree upon in writing (the "Outside Date"); provided, however, that the Outside Date shall automatically be extended until June 30, 2007 in the event that, as of April 30, 2007, each of the conditions set forth in Sections 6 and 7 have been satisfied or waived as of such date, other than the conditions set forth in Sections 6.5, 7.5, and those that by their nature are only satisfied as of the Closing; provided, further, that the Outside Date shall automatically be extended until June 30, 2007 in the event that, as of April 30, 2007 (or such later date resulting from an extension resulting from the preceding proviso) each of the conditions set forth in Sections 6 and 7 have been satisfied or waived as of such date, other than the condition set forth in Sections 6.2 as a result of a failure to provide the financial statements described in Section 4.1(b), which failure constitutes a material breach of such section, and those conditions that by their nature are only satisfied as of the Closing; provided, further, a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Outside Date is principally caused by the failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

          (c) by either Parent or the Company, duly authorized by the board of directors of Parent or the Company, if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

          (d) by either Parent or the Company, duly authorized by the board of directors of Parent or the Company, if this Agreement has been submitted to the stockholders of the Company for adoption at the Company Stockholders' Meeting (including any adjournment or postponement thereof) and the Required Company Stockholder Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof);

          (e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

          (f) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (other than Sections 4.3 and 5.2), or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however if such inaccuracy in Company's representations and warranties or breach by Company of a covenant or agreement is curable by the Company within 45 days, then Parent may not terminate this Agreement under this Section 8.1(f) for 45 days after delivery of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by the Company is cured during such 45-day period);

          (g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however if such inaccuracy in Parent's or Merger Sub's representations and warranties or breach by Parent or Merger Sub of a covenant or agreement is curable by Parent or Merger Sub within 45 days, then the Company may not terminate this Agreement under this Section 8.1(g) for 45 days after delivery of written notice from the Company to Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if such breach by Parent or Merger Sub is cured during such 45-day period); or

          (h) by the Company, if following the withdrawal or modification of the Company Board Recommendation in a manner adverse to Parent in compliance with the provisions of Section 5.2(c), the Company's board of directors authorizes the Company to enter into a binding definitive acquisition agreement concerning a transaction that constitutes a Superior Offer and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice.

     8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3,
Section 8.4, and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, and (iii) the termination of this Agreement shall not relieve any party from any liability for any intentional and material breach of any covenant, obligation, representation or warranty contained in this Agreement.

     8.3 Expenses. Except as set forth in Section 8.4, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid (or caused to be paid) by the party incurring such expenses, whether or not the Merger is consummated.

     8.4 Termination Fee.

     (a) If this Agreement is terminated: (a) by Parent pursuant to Section 8.1(e); (b) pursuant to Section 8.1(d), and (i) prior to such termination a bona fide Acquisition Proposal (defined for the purposes of this clause (b) by replacing all the references to 20% in the definition of the term Acquisition Transaction with 50%) had been publicly announced or disclosed and not withdrawn, and (ii) within nine months following such termination, the Company enters into a binding definitive agreement providing for the implementation of an Acquisition Transaction with any Person that is subsequently consummated, or consummates an Acquisition Transaction with any Person; (c) pursuant to Section 8.1(b), and (i) prior to such termination a bona fide Acquisition Proposal (defined for the purposes of this clause (c) by replacing all the references to 20% in the definition of the term Acquisition Transaction with 50%) had been made known to the Company or otherwise had been publicly announced or disclosed and not withdrawn, (ii) all of the conditions set forth in Sections 6 and 7 had been satisfied or waived as of such termination date, other than, (A) the conditions set forth in Sections 6.3 and 7.3 due to a failure by the Company to submit the Required Company Stockholder Vote to the stockholders of the Company at the Company Stockholder Meeting by the Outside Date, and (B) those that by their nature are only satisfied as of the Closing; and (iii) within nine months following such termination, the Company enters into a binding definitive agreement providing for the implementation of an Acquisition Transaction with any Person or consummates an Acquisition Transaction with any Person, or (d) by Company pursuant to Section 8.1(h), then the Company shall pay Parent a fee equal to $19,100,000, net of any Parent Expenses previously paid. Such fee shall be paid in immediately available funds and shall be due and payable (I) in its entirety two business days after the date of termination in the event of a termination by Parent pursuant to Section 8.1(e), (II) in its entirety simultaneously with the entry by the Company into a binding definitive agreement with respect to, or the consummation of, the Acquisition Transaction referenced in clause (b) above, as applicable, in the event of a termination pursuant to Section 8.1(d), provided such Acquisition Transaction is with the Person who made the Acquisition Proposal publicly announced at the time of such termination, (III) in its entirety simultaneously with the entry by the Company into a binding definitive agreement with respect to, or the consummation of, the Acquisition Transaction referenced in clause (c) above, as applicable, in the event of a termination pursuant to Section 8.1(b), provided such Acquisition Transaction is with the Person who made the Acquisition Proposal publicly announced at the time of such termination, (IV) one-half upon the entry by the Company into a binding definitive agreement with respect to, and such portion of the fee not previously paid simultaneously with, and conditioned upon, the consummation of, any Acquisition Transaction with any Person referenced in clause (b) above in the event of a termination pursuant to Section 8.1(d) or in clause (c) above in the event of a termination pursuant to Section 8.1(b), or (V) simultaneously with the termination of this Agreement in the event of a termination by the Company pursuant to Section 8.1(h).

     (b) In the event that this Agreement is terminated by Parent under the provisions referred to in clause (c) of Section 8.4(a) (or is terminated under another provision of this Agreement but could have been terminated under such clause), then the Company shall pay to Parent, as promptly as possible following receipt of an invoice from Parent (but in any event within two business days following such receipt), in accordance with Parent's written instructions, Parent's actual and reasonably documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors, or consultants and commitment fees) actually incurred by Parent and its respective Affiliates on or prior to the termination of this Agreement in connection with the Contemplated Transactions ("Parent Expenses"), which amount shall not be greater than $3,000,000; provided, however, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to clause (c) of Section 8.4(a) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.4(b); and provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.4(b) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to clause (c) of Section 8.4(a).

     (c) The Company acknowledges that the agreements contained in this Section
8.4 are an integral part of the Contemplated Transactions, that without these agreements Parent would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.4 do not constitute a penalty. If the Company fails to pay Parent any amounts due to Parent pursuant to this Section
8.4 within the time periods specified in this Section 8.4, the Company shall pay interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. For the avoidance of doubt, in no event shall the liability of the Company pursuant to this Section
8.4 exceed $19,100,000 plus the amount of any interest accrued pursuant to this
Section 8.4(c).

     SECTION 9. MISCELLANEOUS PROVISIONS

     9.1 Amendment. This Agreement may be amended with the approval of Parent and the Company's respective boards of directors at any time (whether before or after this Agreement is adopted by the Company's stockholders); provided, however, that after any such adoption of this Agreement by the Company's stockholders, no amendment shall be made which pursuant to applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders;. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.

     9.2 Extension; Waiver.

     (a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, Parent and Merger Sub on the one hand and the Company on the other hand may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver.

     (b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

     9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms.

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

     9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

     9.6 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     9.7 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties to this Agreement and their respective successors and assigns; provided, however, that neither this Agreement nor any party's rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Except as provided in Sections 1, 5.3, 5.4, and 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as UPS or Federal Express), two business days after mailing; (c) if sent by facsimile transmission before 5:00 p.m., Pacific time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m., Pacific time, and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

     if to Parent or Merger Sub:

          Stiefel Laboratories, Inc.
          255 Alhambra Circle
          Coral Gables, FL 33134
          Attn: Chief Executive Officer

                General Counsel
          Fax:  (305) 443-3467

     with a copy (which shall not constitute notice) to:

          Willkie Farr & Gallagher LLP
          787 Seventh Avenue
          New York, NY 10019
          Attn: William J. Grant
          Fax:  (212) 728-8111

     if to the Company:

          Connetics Corporation
          3160 Porter Drive
          Palo Alto, CA 94304
          Attn: Chief Executive Officer
                General Counsel
          Fax:  (650) 843-2899

     with copies (which shall not constitute notice) to:

           Fenwick & West LLP
           801 California St.
           Mountain View, CA 94041
           Attn: Douglas N. Cogen
                 David K. Michaels
           Fax:  (650) 938-5200

     9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

     9.10 Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

     (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

     (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     (f) For purposes of Section 8, references to the failure of a party to perform its covenants or obligations in this Agreement shall, in the case of Parent, include the failure of Merger Sub to perform its covenants or obligations in this Agreement.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                        STIEFEL LABORATORIES, INC.

                                        By: /s/ Charles W. Stiefel
                                            ------------------------------
                                        Name:  Charles W. Stiefel
                                        Title: President


                                        CLEAR ACQUISITION SUB, INC.

                                        By: /s/ Charles W. Stiefel
                                            ------------------------------
                                        Name:  Charles W. Stiefel
                                        Title: President


                                        CONNETICS CORPORATION

                                        By: /s/ Thomas G. Wiggans
                                            ------------------------------
                                        Name:  Thomas G. Wiggans
                                        Title: Chairman and Chief Executive
                                               Officer

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Acquisition Inquiry. "Acquisition Inquiry" means any inquiry of or communication to the Company (other than by Parent or any of its Affiliates or Representatives) concerning an Acquisition Transaction, but which is not an Acquisition Proposal.

     Acquisition Proposal. "Acquisition Proposal" means any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Affiliates or Representatives) contemplating or otherwise relating to any Acquisition Transaction.

     Acquisition Transaction. "Acquisition Transaction" means any transaction or series of related transactions (other than: (1) the Contemplated Transactions;
(2) any transaction permitted pursuant to Section 4.2; and (3) any transaction in furtherance of the consummation of the Contemplated Transactions with the express consent of Parent) involving:

          (a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent corporation;
     (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding voting securities of the Company; or (iii) in which the Company issues securities representing more than 20% of the outstanding voting securities of the Company;

          (b) any sale, exchange, transfer, exclusive license, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company; or

          (c) any liquidation or dissolution of the Company.

     Agreement. "Agreement" means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

     Affiliate. "Affiliate" shall have the meaning ascribed to such term under Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     Code. "Code" means the United States Internal Revenue Code of 1986, as amended.

     Company Affiliate. "Company Affiliate" means any trade or business (whether or not incorporated) under common control with the Company or any of its Subsidiaries and which, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code.

     Company Common Stock. "Company Common Stock" means the Common Stock, $0.001 par value per share, of the Company.

     Company Contract. "Company Contract" means any Contract to which any of the Company or any of its Subsidiaries is a party.

     Company Disclosure Schedule. "Company Disclosure Schedule" means the Company Disclosure Schedule and exhibits thereto that the Company delivers to Parent upon the execution of the Agreement.

     Company Employee. "Company Employee" means any director, officer or employee of the Company or any of its Subsidiaries.

     Company Employee Agreement. "Company Employee Agreement" means any employment, severance, retention, transaction bonus, change in control, material consulting, or other similar Contract between: (a) the Company or any of its Subsidiaries or any current Company Affiliate; and (b) any Company Employee, consultant, or independent contractor.

     Company Employee Plan. "Company Employee Plan" means any employee compensation and benefit plan, program, policy, practice or Contract, including severance, termination pay, deferred compensation, performance awards, stock or stock-related awards (including stock options, stock purchase and restricted stock awards), fringe benefits, retirement benefits, sick leave, vacation pay, salary continuation for disability, retirement, bonus (including any retention bonus plan), deferred compensation, retiree medical or life insurance, hospitalization, medical insurance, life insurance, scholarship programs, supplemental retirement, or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) that is maintained or contributed to, or required to be maintained or contributed to, by the Company, any of its Subsidiaries, or any Company Affiliate for the benefit of any Company Employee; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

     Company ESPP. "Company ESPP" means the Company's 1995 Employee Stock Purchase Plan, as amended.

     Company Material Adverse Effect. "Company Material Adverse Effect" means any effect, change, condition, event or circumstance (each, an "Effect") that, considered together with all other Effects, has a material adverse effect on:
(a) the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) Effects resulting from conditions, including regulatory review standards, generally affecting the industries in which the Company or any of its Subsidiaries participates or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Company and its Subsidiaries taken as a whole when compared to other firms in the industries in which the Company or any of its Subsidiaries participates; (ii) Effects resulting from the introduction of a generic equivalent of Soriatane; (iii) changes in the trading price or trading volume of Company Common Stock, in and of themselves (it being understood that any Effect causing such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) Effects reasonably attributable to the announcement (or pre-announcement disclosure), or pendency of the Merger and the Contemplated Transactions (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in distributor, reseller, supplier, partner or similar relationships or any loss of employees); (v) any failure by the Company to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, in and of themselves (it being understood that any Effect causing such failures may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) Company stockholder class action or derivative litigation initiated prior to the date of this Agreement, or initiated after the date of this Agreement and related to the Merger; (vii) Effects resulting from compliance with the terms of, or the taking of any action required by, this Agreement, including actions taken pursuant to Section 5.6 or actions taken or not permitted to be taken by the Company following consultation with Parent; or (viii) changes in applicable Legal Requirements or GAAP, to the extent that such conditions do not have a disproportionate impact on the Company and its Subsidiaries taken as a whole when compared to other firms in the industries in which the Company or any of its Subsidiaries participates; or (b) the Company's ability to consummate the Merger.

     Company Option Plans. "Company Option Plans" means: (a) the Company's 1994 Stock Plan; (b) the Company's 1995 Director's Stock Option Plan; (c) the Company's 1998 Supplemental Stock Plan; (d) the Company's 2000 Stock Plan; (e) the Company's International Stock Incentive Plan; (f) the Company's 2000 Non-Officer Employee Stock Plan; (g) the Company's 2002 Non-Officer Employee Stock Plan; and (h) the Company's 2006 Management Incentive Plan, in each case as amended.

     Company Options. "Company Options" means options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company, or otherwise).

     Company Owned IP. "Company Owned IP" means all Intellectual Property Rights that are owned or purported to be owned by the Company or one of its Subsidiaries.

     Company Preferred Stock. "Company Preferred Stock" means the Preferred Stock, $0.001 par value per share, of the Company.

     Company Product. "Company Product" means any of the following products of the Company and its Subsidiaries: (a) Evoclin, (b) Olux, (c) Soriatane, (d) Luxiq, and (e) Verdeso.

     Company Registered IP. "Company Registered IP" means any Company Owned IP that is Registered IP.

     Company Rights Agreement. "Company Rights Agreement" means the Amended and Restated Preferred Stock Rights Agreement, dated as of November 21, 2001, by and between the Company and Equiserve Trust Company, N.A., as amended.

     Company Triggering Event. A "Company Triggering Event" shall be deemed to have occurred if: (a) the Company's board of directors withdraws or modifies in a manner adverse to Parent the Company Board Recommendation or publicly announces its intention to do so; (b) the Company fails to include in the Proxy Statement the Company Board Recommendation; (c) the Company's board of directors approves or publicly endorses or recommends any Acquisition Proposal or publicly announces its intention to do so; (d) the Company enters into a binding definitive agreement accepting an Acquisition Proposal; (e) the Company materially breaches its obligations under Section 4.3 or 5.2; or (f) a tender or exchange offer relating to securities of the Company is commenced by a Person unaffiliated with Parent and the Company has not sent to its stockholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

     Confidentiality Agreement. "Confidentiality Agreement" means that certain Mutual Confidential Disclosure Agreement dated as of September 20, 2006, between the Company and Parent.

     Consent. "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contemplated Transactions. "Contemplated Transactions" means the Merger and the other transactions contemplated by the Agreement.

     Contract. "Contract" means any currently effective and legally binding written agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, commitment or undertaking.

     DGCL. "DGCL" means the Delaware General Corporation Law.

     Dissenting Shares "Dissenting Shares" means any shares of Company Common Stock that are issued and outstanding immediately before the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with the DGCL in connection with the Merger.

     Encumbrance. "Encumbrance" means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on transfer (except for restrictions arising under applicable securities laws) except for: (i) liens and encumbrances on, and licenses of, assets of the Company or its Subsidiaries incurred by the Company or its Subsidiaries in the ordinary course of business; (ii) liens or other imperfections of title; (iii) liens and encumbrances for Taxes, assessments or other government charges not yet due or which are being contested in good faith;
(iv) zoning, building or other similar government restrictions; (v) easements, covenants, rights of way or other similar restrictions with respect to real property; (vi) vendor's liens not exceeding the unpaid purchase price of the encumbered asset; (vii) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations and (viii) liens securing indebtedness that is reflected on the Company Audited Balance Sheet, in each case with respect to (i) - (viii) to the extent that such liens, encumbrances or security interests do not, individually or in the aggregate, have a material effect on the assets or properties to which they relate.

     Entity. "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

     ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     FDA. "FDA" means the United States Food and Drug Administration.

     GAAP. "GAAP" means generally accepted accounting principles in the United States.

     Governmental Authorization. "Governmental Authorization" means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     Governmental Body. "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, or instrumentality, and any court or other tribunal).

     HSR Act. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Intellectual Property. "Intellectual Property" means formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, specifications, software, techniques, URLs, web sites, works of authorship, technology and similar property (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

     Intellectual Property Rights. "Intellectual Property Rights" means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, granted patents, renewals, extensions, combinations, divisions, continuations, continuations-in-part, additions, provisionals, substitutes, utility models, reexaminations, patents of addition, improvements and reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(e)" above.

     Knowledge. "knowledge" means, with respect to any party as to any particular matter, the actual knowledge of the executive officers of such party regarding such matter.

     Legal Proceeding. "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or The NASDAQ Stock Market).

     Notes. "Notes" means the Company's (i) 2.25% Convertible Senior Notes due May 30, 2008, and (ii) 2.00% Convertible Senior Notes due March 30, 2015.

     Order. "Order" means any order, writ, injunction, judgment or decree.

     Parent Disclosure Schedule. "Parent Disclosure Schedule" means the Parent Disclosure Schedule and exhibits thereto that Parent delivers to the Company upon the execution of the Agreement.

     Parent Material Adverse Effect. "Parent Material Adverse Effect" means any Effect that, considered together with all other Effects, would reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger.

     Person. "Person" means any individual, Entity or Governmental Body.

     Registered IP. "Registered IP" means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body or domain name registrar, including all patents, renewals, extensions, utility models, reexamination certificates, patents of addition, reissues, registered copyrights, registered mask works, registered trademarks and domain names and all applications for any of the foregoing.

     Representatives. "Representatives" means directors, officers, agents, attorneys, accountants, advisors and representatives.

     Required Company Stockholder Vote. "Required Company Stockholder Vote" means the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock adopting this Agreement.

     Restricted Stock. "Restricted Stock" means a restricted award of Company Common Stock granted pursuant to the Company Option Plans or otherwise.

     SEC. "SEC" means the United States Securities and Exchange Commission.

     Securities Act. "Securities Act" means the Securities Act of 1933, as amended.

     Serious Adverse Event. "Serious Adverse Event" means, with respect to any drug, any adverse experience occurring at any dose of such drug that results in any of the following outcomes: death, a life-threatening adverse experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect.

     Subsidiary. An Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

     Superior Offer. "Superior Offer" means a bona fide written offer by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or in excess of 50% of the outstanding voting securities of the Company and as a result of which the Company's stockholders immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, that is determined by the Company's board of directors, in its good faith judgment, after consultation with an independent financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company's stockholders than the Merger.

     Tax. "Tax" means any federal, state, local, or foreign tax (including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, national health insurance, excise, ad valorem, transfer, stamp, sales, use, property, custom duty, withholding or payroll tax), including any penalty, interest or addition thereto), imposed by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" means any return (including any information return), report, statement, declaration or other document (including any schedule or attachment thereto, and including any amendment thereof) required to be filed with any Governmental Body with respect to Taxes.